                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               TBC Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             (Logo) TBC CORPORATION

                             4770 HICKORY HILL ROAD
                            MEMPHIS, TENNESSEE 38141

          NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

                                 APRIL 23, 1997

To the Stockholders of TBC Corporation:

     The Annual Meeting of Stockholders of TBC Corporation will be held at the Adam's Mark Hotel, 939 Ridgelake Boulevard, Memphis, Tennessee, on Wednesday, April 23, 1997, at 9:30 a.m., Central Daylight Savings Time, for the purpose of considering and voting upon:

     (1) Election of three directors to serve for a term of three years.

     (2) Approval of the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the year ending December 31, 1997.

     (3) Transaction of such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors of the Company has fixed the close of business on March 3, 1997 as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. A list of stockholders of record entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, for a period of 10 days prior to the Annual Meeting, at the Company's offices at the address set forth above. The list will also be available at the Annual Meeting.

     It is important that your shares be represented at the meeting. For that reason we ask that you please mark, date, sign and return the enclosed proxy in the envelope provided. Giving the proxy will not affect your right to vote in person if you attend the meeting.

                                          By Order of the Board of Directors

                                          Stanley A. Freedman, Secretary

Memphis, Tennessee
March 24, 1997

                             (Logo) TBC CORPORATION

                             4770 HICKORY HILL ROAD
                            MEMPHIS, TENNESSEE 38141

                                PROXY STATEMENT

                              GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of TBC Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by its Board of Directors of proxies to be used at the Annual Meeting of Stockholders to be held on April 23, 1997, and any adjournment thereof. The close of business on March 3, 1997 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders. Each share entitles the holder thereof to one vote. The Company has one class of shares outstanding, namely Common Stock, of which there were 23,544,914 shares outstanding at the close of business on March 3, 1997.

     All properly executed proxies received by the Board of Directors pursuant to this solicitation will be voted in accordance with the stockholder's directions specified on the proxy. If no directions have been specified by marking the appropriate squares on the accompanying proxy card, the shares will be voted in accordance with the Board of Directors' recommendations. A stockholder signing and returning the accompanying proxy has the power to revoke it at any time prior to its exercise by giving notice to the Company in writing or in open meeting, but without affecting any vote previously taken.

     An affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote is required for approval of all items being submitted to the stockholders for their consideration. Both abstentions and broker non-votes will be included in the determination of the number of shares present for quorum purposes. Under Delaware law, however, abstentions have the effect of a negative vote, but broker non-votes have no impact on the outcome of a vote. With regard to the election of directors, votes may be cast in favor of a nominee or authority to vote may be withheld with respect to any nominee. Votes that are withheld with respect to any nominee have the effect of a negative vote.

     The costs of preparing, assembling and mailing this Proxy Statement and the accompanying proxy are to be borne by the Company. The Company will, upon request, reimburse banks, brokerage houses and other institutions for their expenses in forwarding proxy materials to their principals. Directors, officers and regular employees of the Company may solicit proxies personally from some stockholders if proxies are not received promptly.

     This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about March 24, 1997.

                             ELECTION OF DIRECTORS

     The authorized number of directors of the Company is currently fixed at ten. The Board of Directors is divided into three classes, with one class of directors being elected at each Annual Meeting of Stockholders for a term of three years. At the 1997 Annual Meeting, stockholders will elect three directors who will hold office until the 2000 Annual Meeting and until their successors are elected and qualified.

     The nominees of the Board of Directors are Marvin E. Bruce, Robert E. Carroll, Jr., and Robert H. Dunlap, all of whom are presently directors and are nominated to succeed themselves. It is the intention of the proxy agents named in the accompanying proxy, unless directed otherwise, to vote each proxy for the election of Messrs. Bruce, Carroll, and Dunlap. Should any of them be unable to accept the office of director, an eventuality which is not anticipated, proxies may be voted with discretionary authority for a substitute nominee or nominees designated by the Board of Directors.

     The Company's By-Laws require that a stockholder give advance written notice, within the timeframes set forth in the By-Laws, of the stockholder's intention to nominate an individual to serve as a director. Since the Company did not receive such a notice from any stockholder, no individual who is not a nominee of the Board of Directors or designated by the Board may be nominated for election as a director at this Annual Meeting. See "Stockholder Nominations and Other Matters."

     Set forth below is certain information concerning each nominee for director and each director whose term of office continues after the 1997 Annual Meeting.

NOMINEES TO BE ELECTED FOR A TERM EXPIRING IN 2000:

     MARVIN E. BRUCE, 68, has been a director of the Company since 1972 and has served as Chairman of the Board of Directors since 1991. Mr. Bruce was the Company's President from 1972 until 1991 and its Chief Executive Officer from 1973 until his retirement in July 1994. Mr. Bruce is also a director of Union Planters Corporation, a bank holding company.

     ROBERT E. CARROLL, JR., 69, has been a director of the Company since 1970. Mr. Carroll has been the President of Carroll's, Inc., a wholesale distributor of tires and automotive accessories, since it was incorporated in 1960.

     ROBERT H. DUNLAP, 67, has been a director of the Company since 1970. Mr. Dunlap has been the Chairman of the Board of Dunlap & Kyle Co., Inc., a wholesale distributor of tires and automotive accessories, since 1993. From 1960 until his election as Chairman of the Board, Mr. Dunlap served as President of Dunlap & Kyle.

DIRECTORS CONTINUING IN OFFICE UNTIL 1999:

     STANLEY A. FREEDMAN, 74, has been Secretary of the Company since 1977 and a director since 1983. Since 1989 Mr. Freedman has been a member of the law firm of Thompson Hine & Flory LLP. From 1961 until 1989, Mr. Freedman was a member of the law firm of Smith & Schnacke.

     RICHARD A. McSTAY, 60, has been a director of the Company since 1983. Mr. McStay has been the President of Southern Capital Advisors, Inc., a division of Morgan Asset Management and a registered investment advisor, since 1986. Mr. McStay is also a Managing Director of Morgan Asset Management's parent company, Morgan, Keegan & Company, Inc., a brokerage and investment banking firm headquartered in Memphis, Tennessee, and has been affiliated with Morgan, Keegan since 1974. Mr. McStay is also a director of Envoy Corporation.

     ROBERT M. O'HARA, 70, has been a director of the Company since 1983. Mr. O'Hara has been the Chairman and Chief Executive Officer of Falcon Management, a management consulting firm, since 1983. Prior to 1983, Mr. O'Hara was an executive with The Mead Corporation, his last position being Senior Vice President. Mr. O'Hara is also a director of Kerr Glass Manufacturing Corp.

     ROBERT R. SCHOEBERL, 61, has been a director of the Company since April 1995. Prior to his retirement in 1994, Mr. Schoeberl was an executive with Montgomery Ward & Company. During his 39 years at Montgomery Ward, Mr. Schoeberl held a number of positions, his last being Executive Vice President for Home and Auto. Mr. Schoeberl is also a director of Lund International Holdings Inc.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998:

     LOUIS S. DiPASQUA, 62, has been a director of the Company since 1991. Mr. DiPasqua has been the Company's President and Chief Executive Officer since July 1994. From 1991 when he joined the Company until 1994, Mr. DiPasqua served as the Company's President and Chief Operating Officer. Prior to joining the Company, Mr. DiPasqua was an executive with the Goodyear Tire & Rubber Company. During his 28 years at Goodyear, Mr. DiPasqua held a variety of positions, including Vice President of Replacement Tire Sales and

Marketing, President and Chief Executive Officer of Kelly Springfield Tire Company (a division of Goodyear), and Chairman and Managing Director of Goodyear Great Britain.

     DWAIN W. HIGGINBOTHAM, 65, has been a director of the Company since 1970. Mr. Higginbotham has been the President of National Brands Tire Co., Inc., which operates retail tire sales and service stores, since it was incorporated in 1956.

     CHARLES A. LEDSINGER, JR., 47, has been a director of the Company since April 1996. Mr. Ledsinger has been the Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc., a gaming entertainment company, since 1990. Prior to 1990, Mr. Ledsinger held management positions at The Promus Companies Incorporated, Holiday Corporation and Holiday Inns, Inc., and Embassy Suites. Mr. Ledsinger is also a director of Perkins Family Restaurants, L.P.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors of the Company has established standing audit, compensation, and nominating committees.

     The Audit Committee (of which Messrs. Higginbotham, Ledsinger, O'Hara, and Schoeberl are members) recommends annually the appointment of the independent public accountants for the Company. The Committee meets with the independent public accountants and appropriate management personnel to review the scope and results of the annual audit of the Company's financial statements and any recommendations of the independent public accountants in regard to the Company's accounting practices, policies, procedures and overall internal controls. The Committee also reviews the Company's procedures for assuring compliance with the Company's policy on standards of business conduct and the Company's policy against insider trading.

     The Compensation Committee (of which Messrs. Bruce, Dunlap, Freedman, and McStay are members) fixes the compensation of officers of the Company elected by the Board, establishes policies and guidelines in regard to employee compensation in general, and administers the Company's compensation plans, 1989 Stock Incentive Plan (the "1989 Plan"), and Executive Supplemental Retirement Plan.

     The Nominating Committee (of which Messrs. Bruce, McStay, and O'Hara are members) recommends nominees for election as directors of the Company, identifies and recommends qualified candidates to fill vacancies on the Board, and recommends directors for appointment to the various committees of the Board. Stockholders wishing to recommend individuals for consideration by the Committee may do so by contacting the Secretary of the Company at its principal executive offices.

     In 1996, there were six meetings of the Board of Directors, the Compensation Committee held six meetings, the Audit Committee held two meetings, and the Nominating Committee held no meetings. Each director, other than Mr. Carroll, attended at least 75% of the meetings of the Board and of the committees on which he served.

     Non-employee members of the Board of Directors receive $15,000 per year, payable quarterly, for services as directors, plus $750 ($375 in the case of telephonic meetings lasting one hour or less) for attendance at each meeting of the Board or a committee of the Board of which they are members. A director may elect to defer receipt of all or a portion of fees payable for service on the Board and any committees of the Board. Interest is accrued on deferred amounts, and payment of deferred amounts commences after the director ceases to be a director.

     In addition to the fees described above, pursuant to the 1989 Plan, each non-employee director is automatically granted, on the date of each Annual Meeting of Stockholders, restricted stock having a market value of $5,000 on the date of grant. The non-employee director may vote the stock and receive dividends, if declared and paid, but may not dispose of the stock until the expiration of a defined restriction period or the earlier lapse of restrictions. Each share of restricted stock is accompanied by four nonqualified stock options, which expire as the associated restricted stock vests. Each option entitles the director to purchase a share of the Company's Common Stock at a price equal to its fair market value on the date of grant. The options are not exercisable until one year after the date of grant and unless the market price of the Company's Common Stock has appreciated by a minimum amount calculated in accordance with a formula set forth in the 1989 Plan. If the options are exercised, the associated shares of restricted stock are forfeited. The restricted shares are also forfeited to the Company if the non-employee director ceases to be a director of the Company prior to the end of the restriction period for reasons other than death, retirement, disability, failure to be re-elected, or a change in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The four members of the Compensation Committee, Messrs. Bruce, Dunlap, Freedman, and McStay, served as members of the Compensation Committee throughout 1996. Mr. Bruce was the Company's Chief Executive Officer until his 1994 retirement as an employee of the Company. Mr. Freedman also serves as Secretary of the Company, but receives no additional compensation for his services as such.

     Mr. Dunlap is the Chairman of the Board and sole owner of Dunlap & Kyle Co., Inc., one of the Company's distributors, and owns a controlling interest in another of the Company's distributors, Hesselbein Tire Co., Inc. In 1996, purchases by Dunlap & Kyle Co., Inc. and Hesselbein Tire Co., Inc. from the Company amounted to $48,343,000 in the aggregate. Thompson Hine & Flory LLP, the law firm of which Mr. Freedman is a member, serves as legal counsel to the Company. Southern Capital Advisors, Inc., which Mr. McStay serves as President, performed money management services for the Company's Retirement Plan until January 31, 1997.

     Pursuant to a three year agreement which will terminate December 31, 1997, Mr. Bruce provides advisory and consulting services to the Company for an annual retainer of $130,000.

CERTAIN TRANSACTIONS

     In addition to Mr. Dunlap, two other members of the Board of Directors of the Company are executive officers or more than 10% equity owners of distributors of the Company whose purchases from the Company in 1996 exceeded either 5% of the Company's consolidated gross revenues or 5% of the distributor's consolidated gross revenues during its last fiscal year.

     Mr. Carroll is the President and principal owner of Carroll's, Inc. During 1996, purchases by Carroll's, Inc. from the Company totaled $71,805,000 and purchases by distributors which operate under arrangements with, and may pay compensation to, Carroll's, Inc. totaled $1,707,000.

     Mr. Higginbotham is the President and sole owner of National Brands Tire Co., Inc. During 1996, purchases by National Brands Tire Co., Inc. from the Company totaled $333,000.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and the Company's four most highly compensated executive officers other than its Chief Executive Officer for 1996, 1995, and 1994.

                                                                                 LONG TERM
                                                                               COMPENSATION
                                                ANNUAL COMPENSATION               AWARDS
                                         ----------------------------------   ---------------
                                                                  OTHER         SECURITIES
                                                                  ANNUAL        UNDERLYING         ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR    SALARY    BONUS(A)   COMPENSATION   OPTIONS/SARS(B)   COMPENSATION(C)
---------------------------       ----   --------   --------   ------------   ---------------   ---------------
Louis S. DiPasqua...............  1996   $434,004        --           --              --            $1,500
  President and Chief             1995    418,008        --           --          32,361             1,500
  Executive Officer(d)            1994    359,172        --           --              --             1,500
Bob M. Hubbard..................  1996   $194,284   $25,000           --              --            $1,500
  Senior Vice President           1995    187,260        --           --           9,665             1,500
  Purchasing and Engineering      1994    179,196        --           --              --             1,128
Ronald E. McCollough............  1996   $175,909   $25,000           --              --            $1,500
  Senior Vice President           1995    169,548        --           --           8,751             1,500
  Operations and Treasurer        1994    162,252        --           --              --             1,082
Kenneth P. Dick.................  1996   $149,733   $12,500           --              --            $1,377
  Senior Vice President           1995    146,796        --           --           7,577             1,468
  Sales                           1994    140,472        --           --              --               936
Barry D. Robbins................  1996   $105,000   $12,500      $32,920(e)       10,141                --
  Senior Vice President           1995         --        --           --              --                --
  Strategic Planning              1994         --        --           --              --                --

---------------

(a) Represents cash bonuses paid at the discretion of the Compensation Committee of the Board of Directors. No bonuses were awarded for 1996, 1995 or 1994 under the Company's management incentive compensation plans.

(b) Represents number of shares subject to options granted under the Company's 1989 Stock Incentive Plan. No stock appreciation rights ("SARs") were granted in 1996, 1995, or 1994.

(c) Represents the Company's matching contribution for each of the named executive officers under the Company's 401(k) Savings Plan.

(d)  Mr. DiPasqua was elected Chief Executive Officer in July 1994.

(e) Represents amounts paid to reimburse Mr. Robbins for relocation expenses incurred by him in connection with his June 1996 commencement of employment with the Company and for the taxes payable with respect to such expense reimbursement.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. DiPasqua, Hubbard, McCollough, Dick, and Robbins. The agreement with Mr. DiPasqua expires January 31, 1998, the agreements with Messrs. Hubbard, McCollough, and Dick expire October 31, 1997, and the agreement with Mr. Robbins expires May 31, 1999. Pursuant to the agreements, Messrs. DiPasqua, Hubbard, McCollough, Dick, and Robbins currently receive annual base salaries of $450,000, $201,308, $182,269, $152,669 and $180,000, respectively, which are subject to such increases as may be authorized by the Board of Directors. Each may also elect to defer payment of all or any part of his compensation.

     In the event the employee dies or becomes disabled, payment of his annual base salary will continue for a twelve-month period, in the case of Mr. DiPasqua, and for a six-month period in the cases of Messrs. Hubbard, McCollough, Dick, and Robbins. In the event that employment is terminated by the Company or the employee within certain specified periods after a change in control of the Company, other than as a result of death or disability, the employment agreements of Messrs. DiPasqua, Hubbard, McCollough, and Dick provide that the terminated executive will continue to receive his salary for the longer of (a) the remaining term of the agreement or (b) a two-year period in the case of Mr. DiPasqua, or a one-year period in the cases of Messrs. Hubbard, McCollough, and Dick. In addition, if any of Messrs. DiPasqua, Hubbard, McCollough, or Dick is terminated after a change in control of the Company, he is entitled to receive a monthly payment equal to one-twelfth of the average annual amount of any awards made to him during the preceding two fiscal years under any incentive compensation plan of the Company. This monthly payment would continue for a period of twelve months in the case of Mr. DiPasqua, and for a period of six months in the cases of Messrs. Hubbard, McCollough, and Dick.

     Under the agreements, a "change in control" means any change that would be required to be disclosed under federal proxy rules and includes an acquisition of 30% or more of the Company's Common Stock, a change in the composition of a majority of the Board of Directors, a merger or consolidation in which the Company is not the surviving entity, and a sale of substantially all of the Company's assets.

     The employment agreement with Mr. DiPasqua provides for certain additional supplemental retirement benefits, and the agreements of Messrs. Hubbard, McCollough, and Dick provide that the executive is entitled to participate in the Company's Executive Supplemental Retirement Plan. See "Retirement Benefits."

OPTION/SAR GRANTS TABLE

     The following table sets forth information concerning options to purchase shares of the Company's Common Stock which were granted during the year ended December 31, 1996 to each of the Company's executive officers named in the table. No stock appreciation rights ("SARs") were granted in 1996.

     The table shows, among other things, hypothetical potential gains from stock options granted in 1996. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the price of the Company's Common Stock over the ten year life of the options. The assumed rates of growth were selected by the Securities and Exchange Commission for illustrative purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. If the Company's Common Stock achieves a 5% annual growth rate, its price would increase by 63% from $8.875 (the closing price of the Company's Common Stock on May 31, 1996, when Mr. Robbins' option was granted) to $14.46 at the end of the ten year option term. If the Company's Common Stock achieves a 10% annual growth rate, its price would increase by 159% from $8.875 to $23.02 during the same period.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                     AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE
                                                                                         APPRECIATION FOR
INDIVIDUAL GRANTS(A)                                                                       OPTION TERM
----------------------------------------------------------------------------------  --------------------------
                                 NO. OF       % OF TOTAL
                               SECURITIES    OPTIONS/SARS
                               UNDERLYING     GRANTED TO    EXERCISE
                              OPTIONS/SARS   EMPLOYEES IN     PRICE     EXPIRATION
NAME                            GRANTED          1996       PER SHARE      DATE         5%             10%
----                          ------------   ------------   ---------   ----------  ----------     -----------
Louis S. DiPasqua...........         --           --             --         --              --              --
Bob M. Hubbard..............         --           --             --         --              --              --
Ronald E. McCollough........         --           --             --         --              --              --
Kenneth P. Dick.............         --           --             --         --              --              --
Barry D. Robbins............     10,141           14%        $8.875      5/31/06       $56,637        $143,444

---------------

(a) In general, options granted in 1996 are not exercisable for the first twelve months following the date of grant. Options vest in equal annual installments over the next three years, becoming exercisable for one-third of the underlying Common Stock on the first anniversary of date of grant and for an additional one-third of the underlying Common Stock on each of the second and third anniversaries of the date of grant.

OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth, for each of the named executive officers, aggregated information concerning all exercises of stock options or stock appreciation rights with respect to the Company's Common Stock during 1996 and the number and value of outstanding stock options and SARs at December 31, 1996.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                  OPTIONS/SARS                  OPTIONS/SARS
                             NO. OF SHARES                    AT DECEMBER 31, 1996         AT DECEMBER 31, 1996(A)
                              ACQUIRED ON       VALUE      ---------------------------   ---------------------------
NAME                           EXERCISE      REALIZED(B)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         -------------   -----------   -----------   -------------   -----------   -------------
Louis S. DiPasqua..........         --              --       77,736         46,063        $106,401             --
Bob M. Hubbard.............         --              --       35,745          6,443          45,004             --
Ronald E. McCollough.......         --              --       33,129          5,834          41,478             --
Kenneth P. Dick............     15,500         $97,495       28,015          5,051          35,266             --
Barry D. Robbins...........         --              --           --         10,141              --             --

---------------

(a) Represents the market value of the stock options and SARs on December 31, 1996, less the aggregate exercise price.

(b) Represents the market value on the date of exercise, less the aggregate exercise price.

RETIREMENT BENEFITS

     The Company has a noncontributory, tax-qualified, defined benefit retirement plan (the "Retirement Plan") for employees, including officers. In addition, the Company maintains an unfunded Executive Supplemental Retirement Plan (the "Supplemental Plan"), in which employees designated by the Compensation Committee of the Board of Directors may participate.

     The following table shows the estimated aggregate annual retirement benefits payable at normal retirement (age 65) under the Retirement Plan and the Supplemental Plan at selected compensation levels after various years of service. Amounts shown are straight life annuity amounts and are not subject to reduction for Social Security benefits.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE
                                                  ---------------------------------------
REMUNERATION                                      15 YRS.     20 YRS.     25 YRS. OR MORE
------------                                      --------    --------    ---------------
 $100,000........................................ $ 36,000    $ 48,000       $ 60,000
  200,000........................................   72,000      96,000        120,000
  300,000........................................  108,000     144,000        180,000
  400,000........................................  144,000     192,000        240,000
  500,000........................................  180,000     240,000        300,000

     For those executives participating in both the Retirement Plan and the Supplemental Plan, aggregate retirement benefits are payable based upon, and the "Remuneration" column in the Pension Plan Table refers to, the executive's average annual compensation for the three highest consecutive years during the last ten years of employment with the Company. Compensation includes all salary, incentive compensation, deferred compensation, grants of restricted stock, and grants of stock options to the extent that fair market value on the date of grant exceeds the option price. In the case of any executive officer named in the Summary Compensation Table who participates in the Plans, covered compensation includes amounts listed as salary, bonus, and restricted stock awards (if any) in the Summary Compensation Table.

     Messrs. Hubbard, McCollough, and Dick participate in both the Retirement Plan and the Supplemental Plan. For purposes of the Plans, Mr. Hubbard has 35 years of credited service, Mr. McCollough has 23 years of credited service, and Mr. Dick has 25 years of credited service.

     Mr. Robbins participates only in the Retirement Plan. Benefits under the Retirement Plan are payable based upon years of credited service and average annual compensation for the five highest consecutive years in the last ten years of employment. For purposes of the Retirement Plan, Mr. Robbins' covered compensation includes amounts shown as salary and bonus (if any) for him in the Summary Compensation Table, and he will have one year of credited service under the Plan in June 1997. Based upon his annualized covered compensation for 1996, Mr. Robbins' estimated annual benefit under the Retirement Plan at normal retirement age is $28,520, when stated as a straight life annuity amount.

     Mr. DiPasqua participates in the Retirement Plan (under which he currently has six years of credited service) and also is entitled to supplemental retirement benefits pursuant to the terms of his employment agreement. Under the agreement, Mr. DiPasqua may elect to receive supplemental retirement benefits in either of two ways: (i) in an amount which compensates him for reductions in his benefits under the Retirement Plan due to the exclusion of certain compensation from the definition of covered compensation for purposes of the Plan and to limitations on the amount of his annual benefits and covered compensation that are imposed on tax-qualified retirement plans by the Internal Revenue Code; or
(ii) as if he were a participant in the Supplemental Plan. Under either option, Mr. DiPasqua's benefits are to be calculated assuming that he has earned an additional 28 years and seven months of credited service under the Retirement Plan, and his supplemental benefits are to be reduced by the amount of his retirement benefits from his former employer.

     Currently, Mr. DiPasqua's supplemental retirement benefits would be greater if he elects to receive supplemental benefits as if he were a participant in the Supplemental Plan. If he did so, the Pension Plan Table illustrates the estimated aggregate annual retirement benefits payable to Mr. DiPasqua under the Retirement Plan and as supplemental benefits, before reduction for retirement benefits from his former employer.

REPORT OF THE COMPENSATION COMMITTEE

     Pursuant to resolutions adopted by the Company's Board of Directors, the Compensation Committee of the Board of Directors has all the power and authority of the Board of Directors to fix the compensation of executive officers of the Company and to determine compensation guidelines for the entire Company. In addition, the Compensation Committee administers the various compensation plans of the Company and the 1989 Stock Incentive Plan (the "1989 Plan").

     The Compensation Committee believes that the compensation opportunities available to the Company's executive officers are an integral part of the Company's ability to attract, motivate, and retain executive officers upon whose judgment, initiative, and efforts the growth and success of the Company are largely dependent. The Compensation Committee's policy with respect to executive compensation continues to be to provide executive officers with a total compensation package which is externally competitive and internally equitable and the components of which encourage and reward performance that directly and positively impacts the Company's growth and success.

     The key components of the compensation packages of the Company's executive officers are annual salary, bonuses dependent upon Company performance, and long term, stock-based incentives. In addition, the Company's executive officers receive health, accident, and life insurance, retirement, and other personal benefits typically offered to executives by major corporations.

     Historically, the Company has entered into employment agreements with its most senior executive officers which fix their minimum annual salaries, subject to increase by the Compensation Committee. The Company currently has employment agreements with Mr. DiPasqua, its Chief Executive Officer, as well as with Messrs. Hubbard, McCollough, Dick, and Robbins. Mr. DiPasqua's current employment agreement expires on January 31, 1998.

     The Compensation Committee's practice is to review the salaries provided for in the employment agreements with its senior executive officers, as well as the salaries of the Company's other officers, once a year. The recommendations of the Company's Chief Executive Officer as to the salaries of the Company's officers (other than himself) are solicited and discussed in connection with this annual salary review.

     In January 1996, at the request of Mr. DiPasqua, consideration of salary increases for the Company's named executive officers was deferred until the Company's operating results for the first half of 1996 were known. In late-June 1996, Mr. DiPasqua reported to the Committee concerning the Company's financial performance and the executive officers' efforts with respect to the Company's acquisition of Big O Tires, Inc. Given the Company's improved financial results and the significant increase in the responsibilities of the Company's executive officers expected to occur as a result of the Big O acquisition, Mr. DiPasqua recommended salary increases ranging between 4% and 7.5% for certain of the Company's executive officers, other than himself.

     The Compensation Committee was in agreement with Mr. DiPasqua's recommendations and approved salary increases for Messrs. Hubbard, McCollough, and Dick, effective July 1, 1996. The salary of Mr. Robbins, who joined the Company in June 1996, was not changed. The Committee decided that the Company's improved results, the Big O acquisition, and the increased responsibilities associated with the ongoing management of Big O also merited a change in Mr. DiPasqua's salary, which was increased by approximately 7.5% to $450,000, effective July 1, 1996.

     During 1996, the Company's executive officers and other management employees designated by the Compensation Committee were eligible to participate in the 1995 Management Incentive Compensation Plan (the "Incentive Plan"), which provided the opportunity to earn annual bonuses based upon the level of achievement of targeted objectives. Under the Incentive Plan, awards were payable only to the extent that the Company's consolidated net income before taxes for the year, after taking into account the aggregate amount of awards under the Plan for the year, exceeded the Company's consolidated net income before taxes for the prior year, subject to certain adjustments. Awards under the Incentive Plan, which were subject to reduction or cancellation by the Committee on the basis of a participant's individual performance or in the event of conduct by a participant detrimental to the Company, were payable in cash or, at the election of the participant, in whole or in part, in the form of restricted shares of Common Stock of the Company to be issued pursuant to the 1989 Plan.

     For the Company's five most highly compensated executive officers, potential bonuses under the Incentive Plan for 1996 were based upon targeted objectives relating to net operating income, unit sales of tires, and non-tire product revenues. In the case of the Company's Chief Executive Officer, Mr. DiPasqua was eligible to receive a 1996 bonus of between 15% and 75% of his base salary based upon the degree to which targeted objectives were met or exceeded. Since minimum requirements under the Incentive Plan were not met, no payments to the Company's Chief Executive Officer or any other executive officer were made for 1996 under the Incentive Plan. At the recommendation of Mr. DiPasqua, however, the Compensation Committee granted discretionary bonuses for 1996 to the Company's executive officers other than Mr. DiPasqua, to reward those officers for their extraordinary services in connection with the Big O acquisition and other activities of the Company during 1996. The amount of the bonus paid to each named executive officer is set forth in the Summary Compensation Table.

     The Compensation Committee believes that the Company should encourage its executive officers to invest in and increase their ownership of the Company's Common Stock. Executive officers who also have a significant investment in the Company as stockholders have a major incentive to build stockholder value, and their long term interests are more closely aligned with those of the Company's stockholders.

     Long term, stock-based incentives are provided to the Company's executive officers through the grant of stock options under the 1989 Plan. Such options typically expire in ten years and are granted at the fair market value of the Company's Common Stock on the date of grant. Under a program which was in effect from 1989 through 1996, the Compensation Committee granted stock options to each executive officer biennially in odd-numbered years. As a result, no options were awarded to any executive officer in 1996, other than the stock option granted to Mr. Robbins in connection with the commencement of his employment with the Company.

     After interviewing a number of management consultants, the Compensation Committee employed William M. Mercer, Incorporated ("Mercer"), to advise it regarding the structure and effectiveness of the Company's executive compensation philosophy and programs. Mercer's recommendations were approved by the Committee in October 1996 and reviewed with the entire Board of Directors at that time. The Committee anticipates that changes recommended by Mercer, which emphasize incentive compensation and stock options, will be implemented in 1997.

     Through the use of annual bonuses based upon Company performance and restricted stock and stock option grants which will become more valuable if the value of the Company's Common Stock increases, the Compensation Committee believes that its compensation policies for the Company's executive officers, including its Chief Executive Officer, should effectively tie executive compensation to the Company's performance and stockholder value and that the revisions made effective in 1997 will enhance that relationship.

     Given the Company's current compensation levels, the Committee has not discussed the establishment of any policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code (which limits the Company's ability to deduct compensation in excess of $1 million paid to certain executive officers).

                                          THE COMPENSATION COMMITTEE
                                            Stanley A. Freedman, Chairman
                                            Marvin E. Bruce
                                            Robert H. Dunlap
                                            Richard A. McStay

THE COMPANY'S CUMULATIVE TOTAL RETURN TO STOCKHOLDERS

     The graph which follows compares the Company's cumulative total return to stockholders for the five year period ended December 31, 1996, with the cumulative total return of the Standard & Poor's SmallCap 600 Index and the Standard & Poor's Auto Parts After Market Stock Price Index for such five year period. The graph assumes that $100 was invested on December 31, 1991 in the Company's Common Stock and in each of the two indexes and that dividends were reinvested.

                                                                               S&P Auto
         Measurement Period               TBC Corpo-        S&P Small          Parts &
        (Fiscal Year Covered)               ration           Cap 600          Equipment
1991                                                100               100               100
1992                                                172               121               126
1993                                                135               144               146
1994                                                101               137               127
1995                                                 94               178               158
1996                                                 82               216               177

          SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of December 31, 1996 with respect to the number of shares of Common Stock of the Company beneficially owned by each director of the Company, each executive officer of the Company named in the Summary Compensation Table, all directors and executive officers of the Company as a group, and each other person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding shares.

     For purposes of this table, a person is considered to beneficially own any shares if the person, directly or indirectly, has (or has the right to acquire within 60 days after December 31, 1996) sole or shared power (i) to vote or to direct the voting of such shares or (ii) to dispose or to direct the disposition of such shares. In the case of shares listed as being beneficially owned by an individual and a corporation, the individual may be deemed to share beneficial ownership of such shares, which are held of record by the corporation, because of the individual's relationship with the corporation. In the case of shares listed as being beneficially owned only by an individual, voting power and investment power are exercised solely by the named individual or are shared by such individual and his spouse or children. Individuals holding restricted shares may vote them and receive dividends, but may not dispose of the restricted shares until the applicable restriction period expires.

                                                                  NUMBER OF SHARES          PERCENT
                                                              BENEFICIALLY OWNED AS OF        OF
NAME                                                             DECEMBER 31, 1996         CLASS (A)
----                                                          ------------------------    -----------
Marvin E. Bruce.............................................         1,963,210(b)            8.3%
Robert E. Carroll, Jr. and Carroll's, Inc. Profit Sharing
  Plan and Trust............................................            41,658(c)(d)            (e)
Kenneth P. Dick.............................................            29,386(f)               (e)
Louis S. DiPasqua...........................................           121,843(g)               (e)
Robert H. Dunlap and Dunlap & Kyle Co., Inc.................            34,971(d)               (e)
Stanley A. Freedman.........................................            18,877(d)               (e)
Dwain W. Higginbotham.......................................            12,958(d)               (e)
Bob M. Hubbard..............................................            40,992(h)               (e)
Charles A. Ledsinger, Jr....................................               645(i)               (e)
Ronald E. McCollough........................................            48,603(j)               (e)
Richard A. McStay...........................................             7,011(d)               (e)
Robert M. O'Hara............................................            21,315(d)               (e)
Barry D. Robbins............................................               -0-                  (e)
Robert R. Schoeberl.........................................             9,121(k)               (e)
Directors and Executive Officers as a Group (15 persons)....         2,361,856(l)            9.8
T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap
  Value Fund, Inc...........................................         2,020,000(m)            8.5
KPM Investment Management, Inc..............................         1,283,400(n)            5.4
Pioneering Management Corporation...........................         1,282,100(o)            5.4

---------------

(a) Percentages are calculated based upon the number of shares of Common Stock outstanding on December 31, 1996, plus the number of shares subject to outstanding options held by the named individual or group, as the case may be, and exercisable within 60 days thereafter.

(b) Includes 61,436 shares subject to outstanding options. Also includes 1,121 restricted shares granted to Mr. Bruce as a non-employee director. Shares subject to tandem options related to these restricted shares are not included because they were not exercisable on December 31, 1996 or within 60 days thereafter. Mr. Bruce's mailing address is: TBC Corporation, 4770 Hickory Hill Road, Memphis, Tennessee 38141.

(c) Includes 37,968 shares held by Carroll's, Inc. Profit Sharing Plan and Trust as to which Mr. Carroll disclaims beneficial ownership.

(d) Includes 1,869 restricted shares previously granted to the named non-employee director (but not the shares subject to the options granted in tandem with these restricted shares, since the options were not exercisable at December 31, 1996 or within 60 days thereafter).

(e) Represents less than one percent of the outstanding shares of Common Stock of the Company.

(f)  Includes 28,015 shares subject to outstanding options.

(g)  Includes 85,983 shares subject to outstanding options.

(h)  Includes 35,745 shares subject to outstanding options.

(i) Includes 645 restricted shares previously granted to Mr. Ledsinger (but not the shares subject to related tandem options which were not exercisable on December 31, 1996 or within 60 days thereafter).

(j)  Includes 33,129 shares subject to outstanding options.

(k) Includes 1,121 restricted shares previously granted to Mr. Schoeberl as a non-employee director (but not the shares subject to related tandem options which were not exercisable on December 31, 1996 or within 60 days thereafter).

(l) Includes 254,392 shares subject to outstanding options and 14,101 restricted shares.

(m) According to a Schedule 13G, dated February 14, 1997 and filed with the Securities and Exchange Commission by T. Rowe Price Associates, Inc., a registered investment adviser ("Price Associates"), and the T. Rowe Price Small Cap Value Fund, Inc., a registered investment company (the "Price Fund"), as of December 31, 1996, the Price Fund had sole power to vote or to direct the voting of 1,650,000 shares of the Company's Common Stock and Price Associates, which provides investment advice to the Price Fund, had sole power to dispose or to direct the disposition of these shares. Price Associates also had sole power to vote or to direct the voting of an additional 65,000 shares of the Company's Common Stock and sole power to dispose or to direct the disposition of an additional 370,000 shares. The business address of the two companies is 100 E. Pratt Street, Baltimore, Maryland 21202.

(n) According to a Schedule 13G, dated February 3, 1997 and filed with the Securities and Exchange Commission, as of December 31, 1996, KPM Investment Management, Inc., a registered investment adviser, had sole power to vote or to direct the voting of, and sole power to dispose or to direct the disposition of, 1,283,400 shares of the Company's Common Stock. The mailing address of KPM Investment Management, Inc. is 10250 Regency Circle, Omaha, Nebraska 68114.

(o) According to a Schedule 13G, dated January 23, 1997 and filed with the Securities and Exchange Commission, as of December 31, 1996, Pioneering Management Corporation had sole power to vote or to direct the voting of 1,282,100 shares of the Company's Common Stock, sole power to dispose or to direct the disposition of 35,000 shares of the Company's Common Stock, and shared power to dispose or to direct the disposition of 1,247,100 shares of the Company's Common Stock. The mailing address of Pioneering Management Corporation, which is a registered investment adviser, is 60 State Street, Boston, Massachusetts 02109.

     T. Rowe Price Associates, Inc., T. Rowe Price Small Cap Value Fund, Inc., KPM Investment Management, Inc., and Pioneering Management Corporation each has represented that the shares of the Company's Common Stock which it is deemed to beneficially own were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Federal securities laws require the Company's directors and officers and persons who own more than 10% of the outstanding shares of Common Stock of the Company to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports. Based solely upon the Company's review of the copies of these reports received by it and written representations that no other reports were required to be filed, the Company believes that all filing requirements applicable to its directors, officers, and greater than 10% stockholders were met on a timely basis with respect to the year ended December 31, 1996, except that Mr. Hubbard made one late filing relating to his purchase of 2,500 shares of Common Stock of the Company.

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     At the recommendation of the Audit Committee of the Board of Directors, Coopers & Lybrand L.L.P. has been appointed as independent public accountants for the Company for 1997, subject to approval by stockholders. The Board of Directors recommends a vote "FOR" approval of such appointment.

     Coopers & Lybrand has served as the Company's independent accountants for more than twenty years. It is anticipated that a representative of Coopers & Lybrand will be present at the Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if the representative so desires.

                   STOCKHOLDER NOMINATIONS AND OTHER MATTERS

     Pursuant to the Company's By-Laws, at any annual or special meeting of stockholders, only such business may be conducted as has been specified in the notice of the meeting, brought before the meeting by or at the direction of the Board of Directors, or by a stockholder who has given timely written notice to the Company's Secretary of the stockholder's intention to bring such business before the meeting. The By-Laws also provide that a person will be eligible for election as a director only if he or she is nominated by or at the direction of the Board of Directors, its Nominating Committee, or a stockholder who has given timely written notice to the Secretary of the Company of the stockholder's intention to nominate the individual for election as a director.

     To be timely, notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 75 days nor more than 90 days prior to the meeting (or, if less than 90 days' notice or prior public disclosure of the date of the meeting is given, such notice must be given no later than the close of business on the 15th day following the date of mailing of the notice of meeting or the date such public disclosure was made, whichever is first).

     A stockholder's notice of intention to bring any matter before a meeting must contain a brief description of the business desired to be brought and certain information concerning the stockholder. Notice of intention to nominate any individual to serve as a director must contain certain information about the proposed nominee and about the stockholder who intends to make the nomination. The specific requirements of the notices are set forth in Article II, Section 7 of the By-Laws, a copy of which will be provided to any stockholder upon request.

     Since no notices were received from stockholders relating to any business or nominee to be brought before this year's Annual Meeting of Stockholders, only those nominees of the Board of Directors described in this Proxy Statement or otherwise nominated by or at the direction of the Board of Directors will be eligible for election as directors at this Annual Meeting. In addition, the only items of business which will be brought before the meeting will be the approval of the appointment of independent public accountants for the Company and such other business, if any, as the Board may hereafter direct. At the date of the mailing of this Proxy Statement, the Board of Directors knows of no other business that will be brought before the meeting, but it is intended that, as to any such other matter or business, a vote may be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

                        1998 ANNUAL MEETING INFORMATION

     The 1998 Annual Meeting of Stockholders will be held on Wednesday, April 22, 1998. Under the rules of the Securities and Exchange Commission, in order to be included in the Company's proxy statement and form of proxy for the 1998 Annual Meeting of Stockholders, stockholder proposals must be received by the Company, at 4770 Hickory Hill Road, Memphis, Tennessee 38141, Attention:
Secretary, on or before November 24, 1997. In addition, in accordance with
Article II, Section 7 of the Company's By-Laws, stockholders wishing to bring any matter before the 1998 Annual Meeting of Stockholders or to nominate any individual for election as a director at the 1998 Annual Meeting, must give written notice thereof to the Company during the period between January 22 and February 5, 1998 in order to be eligible for consideration at the 1998 Annual Meeting. See "Stockholder Nominations and Other Matters."

                                                                      APPENDIX A

                                     PROXY
                                TBC CORPORATION
            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 23, 1997
          SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

    The undersigned holder(s) of Common Stock of TBC Corporation, a Delaware corporation (the "Company"), hereby appoint(s) Marvin E. Bruce, Louis S. DiPasqua, and Stanley A. Freedman, and each or any of them, attorneys and proxies of the undersigned, with power of substitution, to vote all of the Common Stock which the undersigned is (are) entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Adam's Mark Hotel, 939 Ridgelake Boulevard, Memphis, Tennessee on Wednesday, April 23, 1997, at 9:30 a.m., Central Daylight Savings Time, and at any adjournment thereof, as follows:

1. Election of Directors

    [ ] FOR all nominees listed below                        [ ] WITHHOLD AUTHORITY to
      (except as marked to the contrary below).                vote for all nominees listed below.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW.

       Marvin E. Bruce       Robert E. Carroll, Jr.       Robert H. Dunlap

2. Approval of the appointment of Coopers & Lybrand L.L.P. as independent public accountants of the Company for the year ending December 31, 1997.

               [ ] FOR          [ ] AGAINST          [ ] ABSTAIN

3. In their discretion, the attorneys and proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

[ ]GRANT AUTHORITY                             [ ]WITHHOLD AUTHORITY
  to vote                                        to vote

                  (Continued and to be signed on reverse side)

                          (Continued from other side)

    A VOTE FOR PROPOSALS 1 AND 2 AND GRANTING THE PROXIES DISCRETIONARY AUTHORITY IS RECOMMENDED BY THE BOARD OF DIRECTORS OF THE COMPANY. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AT THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

    The undersigned acknowledges receipt of the Notice & Proxy Statement for the 1997 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 1996.

                                                 Dated                      1997
                                                       --------------------,

                                                 -------------------------------

                                                 -------------------------------


                                                          Signature(s)

                                                 Stockholders should date this
                                                 proxy and sign here exactly as
                                                 name appears at left. If stock
                                                 is held jointly, both owners
                                                 should sign this proxy.
                                                 Executors, administrators,
                                                 trustees, guardians and others
                                                 signing in a representative
                                                 capacity should indicate the
                                                 capacity in which they sign.